Exhibit 99.1
San Juan Basin Royalty Trust
News Release
Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, December 19, 2008 — Compass Bank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $7,293,978.54 or $0.156494 per unit, based principally upon production during the month of October 2008, but also including $1,180,398 of revenue for the production month of February 2008 and $378,870 allocated to the Trust in the settlement of four compliance audit issues. The distribution is payable January 15, 2009, to unit holders of record as of December 31, 2008.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,388,619 Mcf (3,599,249 MMBtu), including 336,050 Mcf (285,520 MMBtu) attributable to the February 2008 production month. Dividing revenues by production volume yielded an average gas price for October 2008 of $4.78 per Mcf ($4.50 per MMBtu) as compared to $6.98 per Mcf ($6.45 per MMBtu) for September 2008. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,970,039. Lease operating expenses were $3,151,909 and taxes were $1,593,912.

Contact:	San Juan Basin Royalty Trust
Compass Bank
Lee Ann Anderson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

	Fax:	(817) 735-0936
	Website:	www.sjbrt.com
	e-mail:	sjt@compassbank.com